Tompkins Financial Corporation S-8

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Tompkins Financial Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tompkins Financial Corporation and subsidiaries of our reports dated March 8, 2012, with respect to the consolidated statements of condition of Tompkins Financial Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Tompkins Financial Corporation and subsidiaries.

/s/ KPMG LLP

Syracuse, New York

October 24, 2012